EXHIBIT 99.1

STOCKHOLDERS’ AGREEMENT

RELATING TO SHARES OF U.S. ENERGY SYSTEMS, INC.

STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of __________, 2007, by and among each of the stockholders of U.S. Energy Systems, Inc., a Delaware corporation, (the “Corporation”) whose name and address appears on Schedule A hereto (collectively, the “General Stockholders”) and each of Nakash Energy, LLC, a Delaware limited liability company with an office at c/o Law Offices of Robert A. Spiegelman, Esq., 1400 Broadway, 15th Floor, New York, NY 10018 (“Nakash Energy”), Nakash Holding, LLC, a Delaware limited liability company with an office at c/o Law Offices of Robert A. Spiegelman, Esq., 1400 Broadway, 15th Floor, New York, NY 10018 (“Nakash Holding”), Joe Nakash, an individual with an office at c/o Law Offices of Robert A. Spiegelman, Esq., 1400 Broadway, 15th Floor, New York, NY 10018, Avi Nakash, an individual with an office at c/o Law Offices of Robert A. Spiegelman, Esq., 1400 Broadway, 15th Floor, New York, NY 10018, and Ralph Nakash, an individual with an office at c/o Law Offices of Robert A. Spiegelman, Esq., 1400 Broadway, 15th Floor, New York, NY 10018 (Nakash Energy, Nakash Holding, Joe Nakash, Avi Nakash and Ralph Nakash, collectively, the “Nakash Stockholders”).

W I T N E S E T H:

Each of the General Stockholders has been disappointed by the deterioriation of the overall financial condition and operations of the Corporation, in which he, she or it holds a significant interest as a stockholder, and has been furthermore dissatisfied with the manner in which the current management and Board of Directors of the Corporation (the “Board”) has failed to prevent such deterioration.

In order to improve the overall corporate governance and financial performance of the Corporation, the Nakash Stockholders have determined to seek to influence the policies and management of the Corporation, including possibly seeking to (a) replace members of the current management of the Corporation and certain members of the Board, (b) eliminate the current “staggered board” provisions of the Corporation’s charter and, if need be, to effect a change of control of the Corporation.

Each General Stockholder views it in his, her or its individual best interest as a stockholder of the Corporation that the Nakash Group achieves its goals and is therefore willing, pursuant to this Agreement, to agree to vote all shares of the Corporation’s stock held by such General Stockholder (a) in favor of the election, removal and composition of the Board as a whole or individual members thereof supported by the Nakash Stockholders, and (b) in favor of, or in opposition to, any amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) or By-Laws (the “By-Laws”) supported or opposed (respectively) by the Nakash Stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, ten dollars (US $10), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

    Section 1. Agreement to Vote as Directed by Nakash Stockholders

1.1     From the date hereof up to, and including, June 30, 2008, each General Stockholder hereby agrees to vote all shares (the “Shares”) of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”) which such General Stockholder now holds or hereafter acquires (whether as stockholder of record or not) and is entitled to vote (i) in favor of, or in opposition to, any nominees for the Board that are supported or opposed (respectively) by the Nakash Stockholders at each election of members of the Board, (ii) in favor of, or in opposition to, the removal of any member of the Board as directed by the Nakash Stockholders, (iii) in favor of, or in opposition to, any increase or decrease in the authorized size of the Board as directed by the Nakash Stockholders, and (iv) as directed by the Nakash Stockholders with respect to any proposed amendment to the Charter or By-Laws, in each case whether at a meeting of the Corporation’s stockholders, at an adjournment thereof, or pursuant to any consent in lieu of a meeting, or otherwise.

1.2     In furtherance of the voting agreements set forth in this Section 1, upon the request of the Nakash Stockholders, each General Stockholder shall deliver a proxy to the Nakash Stockholders that appoints Joe Nakash or Avi Nakash as such General Stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all Shares of Common Stock which such General Stockholder then holds (whether as stockholder of record or not) and is entitled to vote, for and in the name, place and stead of such General Stockholder with respect to the matters described in Section 1.1. Each General Stockholder will furthermore, at the request of the Nakash Stockholders, execute and deliver any additional documents and take such actions as may reasonably be deemed by the Nakash Stockholders to be necessary or desirable to carry out the provisions hereof.

1.3     The voting agreement provided for by this Section 1 shall become null and void, with respect to each Share subject hereto, upon a General Stockholder’s sale or transfer of such Share. In the event a General Stockholder shall sell or transfer any Shares, such General Stockholder shall provide prompt notice to the parties to this Agreement specifying the number of Shares sold or transferred and the date of such sale or transfer.

Section 2. Further Agreements Concerning the Shares

Except as otherwise provided in this Agreement, no General Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares nor shall any General Stockholder enter into any stockholder agreements or arrangements of any kind with any person with respect to any Shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other General Stockholders, Nakash Stockholders or holders of shares of Common Stock who are not parties to this Agreement), including agreements or arrangements with respect to the voting of any Shares, nor shall any General Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the voting of any Shares in any manner which is inconsistent with this Agreement.

Section 3. Miscellaneous Provisions

3.1     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law.

3.2     If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

3.3     Each General Stockholder hereby consents to the public disclosure of his, her or its entry into this Agreement via the Nakash Stockholders’ filing of an amended Schedule 13D with the Securities and Exchange Commission pursuant to the Nakash Stockholders’ reporting obligations under Rule 13d-2 of the Exchange Act and furthermore consents to being named in such amended Schedule 13D filing.

3.4     All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon personal delivery, (ii) two (2) business days after being send by registered or certified mail, return receipt requested, postage prepaid or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to any of the Nakash Stockholders:

c/o Robert A. Spiegelman, General Counsel
Law Offices of Robert A. Spiegelman, Esq.,
1400 Broadway, 15th Floor,
New York, NY 10018
Attention: Nakash Stockholders

or at such other address or addresses as may have been furnished in writing by the Nakash Stockholders to the General Stockholders, with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue, 29th Floor
New York, New York 10022
Attention: Herbert F. Kozlov, Esq.
Facsimile: (212) 521-5450

If to the General Stockholders, to each at his, her or its address listed on Schedule A hereto, or at such other address or addresses as may be furnished in writing to the Nakash Stockholders by such General Stockholder.

Any party may give any notice, request, consent or other communication under this Agreement using other means (including telecopy), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving notice to the other parties in the manner set forth in this Section 3.4.

3.5     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document. This Agreement constitutes the full, complete and final expression of the parties’ understanding with respect to the subject matter hereof and may only be modified or amended in writing, signed by the party to be charged.

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IN WITNESS WHEREOF, each General Stockholder and each Nakash Stockholder has caused this Stockholders’ Agreement to be duly executed as of the date first above written.

GENERAL STOCKHOLDER:

_____________________________________
Name of General Stockholder

_____________________________________
If General Stockholder is a corporation or other entity, name of signing officer or other authorized signatory

______________________________________
Signature

______________________________________
Address
______________________________________

NAKASH STOCKHOLDERS: NAKASH ENERGY, LLC By: Nakash Holding, LLC, its sole member By:___________________________________ Name: Joe Nakash Title: Managing Member

NAKASH HOLDING, LLC

By:__________________________________
Name: Joe Nakash
Title: Managing Member

______________________________________
JOE NAKASH, Individually

_______________________________
AVI NAKASH, Individually

_______________________________
RALPH NAKASH, Individually